Exhibit 10.BB
JOHNSON CONTROLS, INC.
LONG-TERM INCENTIVE PERFORMANCE PLAN
ARTICLE 1.
PURPOSE AND DURATION
          Section 1.1. Purpose. The purpose of the Johnson Controls, Inc. Long-Term Incentive Performance Plan is to motivate key employees of the Company and its Affiliates who have the prime responsibility for the operations of the Company and its Affiliates to achieve performance objectives measured on a long-term basis, which is intended to result in increased value to the shareholders of the Company.
          Section 1.2. Duration. The Plan was originally effective October 1, 2005. The Plan is amended and restated effective as of January 1, 2008. The Plan will remain in effect until terminated pursuant to Article 11.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
          Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
          (a) “Administrator” means, with respect to executive officers of the Company, the Committee, and with respect to all other key employees, the Chief Executive Officer of the Company.
          (b) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act, or any successor rule or regulation thereto.
          (c) “Base Salary” of a Participant means the annual rate of base pay in effect for such Participant as of the last day of the Performance Period (or such other date as the Administrator may specify by action taken at the time of grant of a Long Term Performance Award).
          (d) “Board” means the Board of Directors of the Company.
          (e) “Beneficiary” means the person or persons entitled to receive any amounts due to a Participant in the event of the Participant’s death as provided in Article 8.
          (f) “Cause” means: (1) if the Participant is subject to an employment agreement that contains a definition of “cause”, such definition, or (2) otherwise, any of the following as determined by the Administrator: (A) violation of the provisions of any employment agreement, non-competition agreement, confidentiality agreement, or similar agreement with the Company or an Affiliate, or the Company’s or an Affiliate’s code of ethics, as then in effect, (B) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, (C) commission of an act of dishonesty or disloyalty involving the Company or an Affiliate, (D) violation of any federal, state or local law in connection with the Participant’s employment, or (E) breach of any fiduciary duty to the Company or an Affiliate.
          (g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular provision of the Code shall be deemed to include any successor provision thereto.
          (h) “Company” means Johnson Controls, Inc., a Wisconsin corporation, and any successor thereto as provided in Article 14.
          (i) “Committee” means the Compensation Committee of the Board, which shall consist of not less than two (2) members of the Board each of whom is a “non-employee director” as defined in Securities and Exchange Commission Rule 16b-3(b)(3), or as such term may be defined in any successor regulation under Section 16 of the Securities Exchange Act of 1934, as amended. In addition, each member of the Committee shall be an outside director within the meaning of Code Section 162(m).
          (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular provision of the Exchange Act shall be deemed to include any successor provision thereto.
          (k) “Excluded Items” means any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges, the diluted impact of goodwill on acquisitions, and any other items specified by the Administrator; provided that, for Long Term Performance Awards intended to qualify as performance-based compensation under Code Section 162(m), the Administrator shall specify the Excluded Items in writing at the time the Long Term Performance Award is made.
          (l) “Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate, as determined by the Administrator in its sole discretion, including but not limited to: (1) violation of any employment, noncompete, confidentiality or other agreement in effect with the Company or any Affiliate, (2) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (3) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
          (m) “Long Term Performance Award” means an opportunity granted to a Participant to receive a payment of cash based in whole or part on the extent to which one or more Performance Goals for one or more Performance Measures are achieved for the Performance Period, subject to the conditions described in the Plan and that the Administrator otherwise imposes.
          (n) “Participant” means a key employee of the Company or an Affiliate who has been selected by the Administrator to participate in the Plan.

          (o) “Performance Measures” means the following categories (in all cases after taking into account any Excluded Items, as applicable), including in each case any measure based on such category:
          (1) Basic earnings per common share for the Company on a consolidated basis.
          (2) Diluted earnings per common share for the Company on a consolidated basis.
          (3) Total shareholder return.
          (4) Net sales.
          (5) Cost of sales.
          (6) Gross profit.
          (7) Selling, general and administrative expenses.
          (8) Operating income.
          (9) Income before interest and/or the provision for income taxes.
          (10) Net income.
          (11) Accounts receivables.
          (12) Inventories.
          (13) Return on equity.
          (14) Return on assets.
          (15) Return on capital.
          (16) Economic value added, or other measure of profitability that considers the cost of capital employed.
          (17) Net cash provided by operating activities.
          (18) Net increase (decrease) in cash and cash equivalents.
          (19) Customer satisfaction.
          (20) Market share.
          (21) Product quality.

          The Performance Measures described in items (4) through (21) may be measured (A) for the Company on a consolidated basis, (B) for any one or more Affiliates or divisions of the Company and/or (C) for any other business unit or units of the Company or an Affiliate as defined by the Administrator at the time of selection.
          In addition, with respect to Long Term Performance Awards that are not intended to comply with Code Section 162(m), the Administrator may designate other categories, including categories involving individual performance and subjective targets, not listed above.
          (p) “Performance Goal” means the level(s) of performance for a Performance Measure that must be attained in order for a payment to be made under a Long Term Performance Award, and/or to determine the amount of such payment based on the Performance Scale.
          (q) “Performance Period” means a period of more than one fiscal year of the Company or an Affiliate as selected by the Administrator.
          (r) "Performance Scale” means, with respect to a Performance Measure, a scale from which the level of achievement may be calculated for any given level of actual performance for such Performance Measure. The Performance Scale may be a linear function, a step function, a combination of the two, or any other manner of measurement as determined by the Administrator.
          (s) “Plan” means the arrangement described herein, as from time to time amended and in effect.
          (t) “Retirement” means termination of employment from the Company and its Affiliates (without Cause) on or after attainment of age fifty-five (55) with at least ten (10) years of vesting service or age sixty-five (65) with at least five (5) years of vesting service (such vesting service to be determined within the meaning of the Johnson Controls Pension Plan or such other plan or methodology prescribed by the Administrator).
          (u) “Total and Permanent Disability” means the Participant’s inability to perform the material duties of his or her occupation as a result of a medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of at least twelve (12) months, as determined by the Administrator. The Participant will be required to submit such medical evidence or to undergo a medical examination by a doctor selected by the Administrator as the Administrator determines is necessary in order to make a determination hereunder.
          Section 2.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular, and the singular the plural.
          Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the said illegal or invalid provision had not been included.

ARTICLE 3.
ELIGIBILITY
          Section 3.1. Selection of Participants. The Administrator shall select the key employees of the Company or an Affiliate for participation in the Plan. No employee shall have any right to receive a Long Term Performance Award in any year even if a Long Term Performance Award has been previously granted in prior years. In general, it is expected that the Administrator will determine which key employees are to receive a Long-Term Performance Award prior to, or within the first ninety (90) days of, the first day of the applicable Performance Period.
          Section 3.2. Termination of Approval. Until the earlier of the end of a Performance Period or a Participant’s termination of employment, the Administrator may at any time withdraw its approval for a Participant’s participation in the Plan. In the event of the Administrator’s withdrawal of approval, the employee concerned shall cease to be a Participant as of the date selected by the Administrator, the employee’s Long Term Performance Award shall be cancelled, the employee shall not be entitled to any payment under that Long Term Performance Award unless the Administrator determines otherwise. An employee shall be notified of the Administrator’s withdrawal of its approval for the employee’s participation in the Plan as soon as practicable following such action.
          Section 3.3. Transfers In, Out and Between Eligible Positions.
          (a) Notwithstanding Section 3.1, if a key employee is hired or promoted into a position that is eligible for a Long Term Performance Award, the Administrator may (1) select such key employee as a Participant at any time during the course of a Performance Period, (2) take action resulting in a key employee’s receipt of an additional Long Term Performance Award, where, with respect to a particular Performance Period already in progress, the key employee is currently a Participant in the Plan and already has a Long Term Performance Award for that Performance Period, or (3) change the Performance Goals, Performance Measures, Performance Scale or potential award amount under a Long Term Performance Award that is already in effect. The Administrator may, but is not required to, prorate the amount that would have otherwise been payable to the Participant under such Long Term Performance Award had the Participant been employed during the entire Performance Period to reflect the Participant’s actual period of employment during the Performance Period.
          (b) If a Participant is demoted during a Performance Period, the Administrator may decrease the potential award amount of any Long Term Performance Award the Participant may be eligible to receive, or revise the Performance Goals, Performance Measures or Performance Scale applicable to the Participant, as the Administrator determines is necessary to reflect the Participant’s demotion, or the Administrator may withdraw its approval for the Participant’s participation in the Plan in accordance with Section 3.2.
          (c) If a Participant is transferred from employment by the Company to the employment of an Affiliate, or vice versa, the Administrator may revise the Participant’s Long Term Performance Award to reflect the transfer, including but not limited to, changing the potential award amount, Performance Measures, Performance Goals and Performance Scale applicable to the Participant.
          Section 3.4. Termination of Employment.
          (a) Except as otherwise provided under the terms of an employment or severance agreement between a Participant and the Company, no Participant shall earn an incentive award for a Performance Period unless the Participant is employed by the Company or an Affiliate (or is on an approved leave of absence) on the last day of such Performance Period, unless the Participant’s employment was terminated during the year as a result of Retirement, Total and Permanent Disability or death at a time when the Participant could not have been terminated for Cause, or unless payment is approved by the Administrator after considering the cause of the Participant’s termination.
          (b) If a Participant’s employment is terminated as a result of death, Total and Permanent Disability or Retirement, at a time when the Participant could not have been terminated for Cause, then unless otherwise determined by the Administrator, the Participant (or the Participant’s Beneficiary or estate in the event of his or her death) shall be entitled to receive an amount equal to the product of (x) the award amount calculated under Section 5.1 and (y) a fraction, the numerator of which is the number of the Participant’s whole calendar months of employment during the Performance Period for such award and the denominator of which is the number of calendar months in the Performance Period for such award. Payment shall be made in accordance with Section 5.2, subject to Section 5.3.
ARTICLE 4.
CONTINGENT LONG TERM PERFORMANCE AWARDS
          The Administrator shall determine, at the time a Long Term Performance Award is granted, the Performance Period, the Performance Measure(s), the Performance Goal(s) for such Performance Measure, the Performance Scale (which may vary for different Performance Measures), and the amount payable to the Participant if and to the extent the Performance Goals are met (as measured under the Performance Scale). The amount payable to a Participant for meeting the Performance Goal(s) may be designated as a flat dollar amount or as a percentage of the Participant’s Base Salary, or may be determined by any other means specified by the Administrator at the time the Long Term Performance Award is granted.
ARTICLE 5.
PAYMENT
          Section 5.1. Evaluating Performance and Computing Awards. As soon as practicable following the close of a Performance Period, the Administrator shall determine and certify whether and to what extent the Performance Goals and other material terms of the Long Term Performance Award for that Performance Period were satisfied, and shall determine whether any discretionary adjustments under Subsection (b) shall be made. Based on such certification, the Administrator (or its delegate) shall determine the award amount payable to a Participant under the Long Term Performance Award for that Performance Period, provided that the maximum award amount for any Participant shall be, with respect to any and all Long Term

Performance Awards of such Participant with Performance Periods ending on the last day of, or at any time within, the same fiscal year of the Company, no more than six million dollars ($6,000,000).
          Section 5.2. Timing and Form of Payment. When the payment due to the Participant has been determined, unless otherwise deferred pursuant to a Participant’s election under the Company’s deferred compensation plan, payment shall be made in a cash lump sum by the 75th day following the close of the Performance Period.
          Section 5.3. Inimical Conduct. Notwithstanding the foregoing, after the end of the Performance Period for which a payment for a Long Term Performance Award has accrued, but before payment or deferral of such amount actually occurs, if the Participant engages in Inimical Conduct, or if the Company determines after a Participant’s termination of employment that the Participant could have been terminated for Cause, the Long Term Performance Award shall be automatically cancelled and no payment or deferral shall be made. The Administrator may suspend payment or deferral (without liability for interest thereon) pending the Administrator’s determination of whether the Participant was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.
ARTICLE 6.
CHANGE OF CONTROL
          Section 6.1. Acceleration of Payment. Notwithstanding any other provision of this Plan, within thirty (30) days after a Change of Control (as defined below), the Company shall pay each Participant, with respect to each Long Term Performance Award of the Participant, a lump sum payment in cash equal to the product of (x) such Participant’s maximum potential award amount for the Performance Period(s) in which the Change of Control occurs, as specified in the Performance Award and (y) a fraction, the numerator of which is the number of days after the first day of the Performance Period on which the Change of Control occurs and the denominator of which is the number of days in the Performance Period. If, however, the Participant has a deferral election in effect with respect to any amount payable under this Section 6.1, such amount shall be deferred pursuant to such election and shall not be paid in a lump sum as provided herein.
          Notwithstanding the foregoing, with respect to amounts payable to a Participant (or the Participant’s Beneficiary or estate) who is entitled to a payment hereunder because the Participant’s employment terminated as a result of death or Disability, or payable to a Participant who has met the requirements for Retirement (without regard to whether the Participant has terminated employment), no payment shall be made unless the Change of Control (as defined below) also constitutes a change of control within the meaning of Code Section 409A.
          Section 6.2. Definition of Change of Control. A “Change of Control” means any of the following events:
          (a) The acquisition, other than from the Company, by any individual, entity or group of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the

Exchange Act), including in connection with a merger, consolidation or reorganization, of more than either:
(1)	Fifty percent (50%) of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or

(2)	Thirty-five percent (35%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change in Control of the Company; or
          (b) Individuals who, as of October 1, 2005, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any twelve (12)-month period, provided that any individual becoming a director subsequent to October 1, 2005, whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board; or
          (c) A complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition. For purposes hereof, “a sale or other disposition of all or substantially all of the assets of the Company” will not be deemed to have occurred if the sale involves assets having a total gross fair market value of less than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to the acquisition. For this purpose, “gross fair market value” means the value of the assets without regard to any liabilities associated with such assets.

          For purposes of this Section 6.2, persons will not be considered to be acting as a “group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a “group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in the Company and any other corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in such corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the Company.
ARTICLE 7.
ADJUSTMENTS
          In the event of any change in the outstanding shares of Company Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation or exchange of shares or other similar corporate change, then if the Administrator shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the Performance Goals established under a Long Term Performance Award, such adjustments shall be made by the Administrator and shall be conclusive and binding for all purposes of this Plan. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock.
ARTICLE 8.
BENEFICIARY
          If permitted by the Company, a Participant may designate a Beneficiary by filing a beneficiary designation on the form provided by the Administrator. In such event, if the Participant dies prior to receiving any payment due hereunder, such payment shall be made to the Participant’s Beneficiary. If, however, the Participant has an effective deferral election in place for such amount under the Company’s deferred compensation plan, then the amount shall be deferred and paid in accordance with that plan. A Participant entitled to file a beneficiary designation may change his beneficiary designation at any time, provided that each beneficiary designation form filed with the Company shall revoke the most recent form on file, and the last form received by the Company while the Participant was alive shall be given effect. In the event there is no valid beneficiary designation form on file, or in the event the Participant’s designated Beneficiary is not alive at the time payment is to be made, or in the event a Participant is not entitled to file a beneficiary designation, the Participant’s estate will be deemed the Beneficiary and will be entitled to receive payment. If a Participant designates his spouse as a beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse; provided the Administrator has notice of such divorce or legal separation prior to payment.

ARTICLE 9.
RIGHTS OF PARTICIPANTS
          Section 9.1. No Funding. No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company (or any Affiliate) by reason of any Long Term Performance Award under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company (or any Affiliate) hold any funds in reserve or trust to secure payments hereunder.
          Section 9.2. No Transfer. No Participant may assign, pledge, or encumber his interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein.
          Section 9.3. No Implied Rights; Employment. Nothing contained in this Plan shall be construed to:
          (a) Give any employee or Participant any right to receive any award other than in the sole discretion of the Administrator;
          (b) Limit in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time; or
          (c) Be evidence of any agreement or understanding, express or implied, that a Participant will be retained in any particular position or at any particular rate of remuneration.
ARTICLE 10.
ADMINISTRATION
          Section 10.1. General. The Plan shall be administered by the Administrator. If at any time the Committee shall not be in existence, the Board shall assume the Committee’s functions and each reference to the Committee herein shall be deemed to include the Board.
          Section 10.2. Authority. In addition to the authority specifically provided herein, the Administrator shall have full power and discretionary authority to: (a) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan; (b) correct errors, supply omissions or reconcile inconsistencies in the terms of the Plan or any Long Term Performance Award; (c) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan’s administration; and (d) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan’s administration.
          Section 10.3. Delegation of Authority. The Administrator may delegate to one or more officers of the Company any or all of the authority and responsibility of the Administrator, except that the Committee may not delegate any authority with respect to Long Term Performance Awards that are intended to comply with Code Section 162(m). If the Administrator has made such a delegation, then all references to the Administrator in this Plan include such officer(s) to the extent of such delegation.

          Section 10.4. Decision Binding. The Administrator’s determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons who have an interest in the Plan or a Long Term Performance Award, and such determinations and decisions shall not be reviewable.
          Section 10.5. Procedures of the Committee. The Committee’s determinations must be made by not less than a majority of its members present at the meeting (in person or otherwise) at which a quorum is present, or by written majority consent, which sets forth the action, is signed by each member of the Committee and filed with the minutes for proceedings of the Committee. A majority of the entire Committee shall constitute a quorum for the transaction of business. Service on the Committee shall constitute service as a director of the Company so that the Committee members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Committee services to the same extent that they are entitled under the Company’s By-laws and Wisconsin law for their services as directors of the Company.
ARTICLE 11.
AMENDMENT AND TERMINATION
          Section 11.1. Amendment. The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, and may suspend the Plan, and the Employee Benefits Policy Committee (or any successor committee thereto) of the Company may modify or amend the Plan for ministerial or administrative changes or to conform the terms of the Plan to the requirements of applicable law; provided that, any such amendment or modification shall be approved by the Company’s shareholders to the extent required by Code Section 162(m) or other applicable law; provided, however, that no such modification, amendment, or suspension may, without the consent of the Participant or his or her Beneficiary in the case of the Participant’s death, reduce the right of a Participant, or his or her Beneficiary, as the case may be, to any payment due under the Plan except as specifically provided herein. Notwithstanding the foregoing, the Committee may amend the provisions of Article 6 prior to the effective date of a Change of Control.
          Section 11.2. Termination. The Committee may terminate the Plan in accordance with the provisions of this Section 11.2. In order for the provisions of this Section 11.2 to apply, the Committee must designate in writing that the Plan is being terminated in accordance with this Section. Upon termination of the Plan, the Committee may provide that all amounts accrued under the Plan to the date of the Plan termination (as determined by the Committee in its sole discretion) be paid in a lump sum, provided that payments to a Participant (or the Participant’s Beneficiary or estate) who is entitled to a payment hereunder because the Participant’s employment terminated as a result of death or Disability prior to the date of such Plan termination, or amounts payable to a Participant who has met the requirements for Retirement (without regard to whether the Participant has terminated employment) as of the date of such Plan termination may be paid upon termination of the Plan only in the following circumstances:
          (a) The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the payment must be paid no later than the latest of:

(A) the last day of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.
          (b) The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate, and all other plans required to be aggregate with this Plan under Code Section 409A are also terminated and liquidated. In such event, the payment shall be paid no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination
ARTICLE 12.
TAX WITHHOLDING
          The Company shall have the right to deduct from all cash payments made hereunder (or from any other payments due a Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments.
ARTICLE 13.
OFFSET
          The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or to any Affiliate without the consent of the Participant (or his Beneficiary, in the event of the Participant’s death).
ARTICLE 14.
SUCCESSORS
          All obligations of the Company under the Plan with respect to Long Term Performance Awards granted hereunder shall be binding on any successor or assign of the Company, whether the existence of such successor or assign is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding upon and inure to the benefit of the Participants, Beneficiaries, and their heirs, executors, administrators and legal representatives.
ARTICLE 15.
DISPUTE RESOLUTION
          Section 15.1. Governing Law. This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin (excluding any choice of law rules that may direct the application of the laws of another jurisdiction), except as provided in Section 15.2 hereof.

          Section 15.2. Arbitration.
          (a) Application. Notwithstanding any employee agreement in effect between a Participant and the Company or any Affiliate employer, if a Participant or Beneficiary (the “claimant”) brings a claim that relates to benefits under this Plan, regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
          (b) Initiation of Action. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Company shall be delivered to:
Office of General Counsel
Johnson Controls, Inc.
5757 North Green Bay Avenue
P.O. Box 591
Milwaukee, WI 53201-0591
          The notice must identify and describe the nature of all complaints asserted and the facts upon which such complaints are based. Notice will be deemed given according to the date of any postmark or the date of time of any personal delivery.
          (c) Compliance with Personnel Policies. Before proceeding to arbitration on a complaint, the claimant must initiate and participate in any complaint resolution procedure identified in the Company’s or Affiliate’s personnel policies. If the claimant has not initiated the complaint resolution procedure before initiating arbitration on a complaint, the initiation of the arbitration shall be deemed to begin the complaint resolution procedure. No arbitration hearing shall be held on a complaint until any applicable Company or Affiliate complaint resolution procedure has been completed.
          (d) Rules of Arbitration. All arbitration will be conducted by a single arbitrator according to the Employment Dispute Arbitration Rules of the AAA. The arbitrator will have authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, specific performance of any obligation created under policy, the awarding of punitive damages, the issuance of any injunction, costs and attorney’s fees to the extent permitted by law, or the imposition of sanctions for abuse of the arbitration process. The arbitrator’s award must be rendered in a writing that sets forth the essential findings and conclusions on which the arbitrator’s award is based.

          (e) Representation and Costs. Each party may be represented in the arbitration by an attorney or other representative selected by the party. The Company or Affiliate shall be responsible for its own costs, the AAA filing fee and all other fees, costs and expenses of the arbitrator and AAA for administering the arbitration. The claimant shall be responsible for his attorney’s or representative’s fees, if any. However, if any party prevails on a statutory claim which allows the prevailing party costs and/or attorneys’ fees, the arbitrator may award costs and reasonable attorneys’ fees as provided by such statute.
          (f) Discovery; Location; Rules of Evidence. Discovery will be allowed to the same extent afforded under the Federal Rules of Civil Procedure. Arbitration will be held at a location selected by the Company. AAA rules notwithstanding, the admissibility of evidence offered at the arbitration shall be determined by the arbitrator who shall be the judge of its materiality and relevance. Legal rules of evidence will not be controlling, and the standard for admissibility of evidence will generally be whether it is the type of information that responsible people rely upon in making important decisions.
          (g) Confidentiality. The existence, content or results of any arbitration may not be disclosed by a party or arbitrator without the prior written consent of both parties. Witnesses who are not a party to the arbitration shall be excluded from the hearing except to testify.